Exhibit 10.1

FORM OF PERFORMANCE UNIT AGREEMENT

THIS AGREEMENT, dated as of [                    ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).

WHEREAS, the Company has established the Plan, the terms of which Plan, are made a part hereof;

WHEREAS, the Human Resources and Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan, conditioned on your having executed and returned to the Company the Non-Competition and Non-Solicitation Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you the number of Units reflected in your grant letter, the terms of which letter are incorporated as a part of this Agreement. Each Unit represents the right to receive an amount of the Company’s $0.0001 par value Class A Common Stock (“Common Stock”) that varies depending on the level of performance achieved on specified performance criteria during the performance period [                    ], through [                    ].

2. Vesting Schedule.

(a) Subject to (b) and (c) below, the interest of the Employee in the Units shall vest on [                    ], conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of [                    ], and the achievement of the performance goals established by the Committee and set forth in your grant letter. Vesting in Units is subject to the Committee’s exercise of downward discretion to reduce the amounts earned on achievement of performance goals.

(b) In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death following the Grant Date, 100 percent of the Employee’s then unvested Units shall vest and be payable at a target level of performance. In the event the Employee’s employment with the Company or an Affiliated Employer terminates due to Disability or Retirement more than six months after the Grant Date, unvested Units shall continue to vest as if there had been no termination of employment, provided, however, that vesting shall be conditioned on the Employee’s compliance with the Non-Competition and Non-Solicitation Agreement during the vesting period and the Committee shall have discretion to determine at any time during the vesting period that an Employee shall not vest in whole or in part in a particular Unit. In the event Employee’s employment with the Company or an Affiliated Employer terminates for any other reason, unvested Units shall be forfeited.

(c) In the event of a Change in Control, vesting and payment will be as set forth in sections 2(a) and 7(a) to the extent the achievement of performance goals can continue to be measured after the Change in Control. To the extent the achievement of performance goals is no longer capable of measurement following a Change in Control, 100 percent of the Employee’s unvested Units shall vest on [                    ], conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer, or successor thereto, as of [                    ], and shall be paid at a target level of performance at the time set forth in section 7(a). In the event the Employee’s employment with the Company or an Affiliated Employer, or successor thereto, is terminated without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested Units shall vest and be payable at a target level of performance, conditioned on the Employee’s compliance with the Non-Competition and Non-Solicitation Agreement.

3. Transfer Restrictions.

The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.

4. Stockholder Rights.

Prior to the time that Employee’s Units vest and the Company has issued Common Shares relating to such Units, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units.

5. Dividend Equivalents.

Until such time as the Units are forfeited or become vested, whichever occurs first, the Company will pay Employee a cash amount equal to the number of Units granted hereunder times any per share dividend payment made to shareholders of the Company’s Common Shares as long as the Employee continues to be employed by the Company on the dividend payment date. Such payments shall be made on or around the date the dividends are paid to shareholders, but in any event by the end of the year in which dividends are paid to shareholders.

6. Changes in Stock.

In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee’s Account as provided in the Plan.

7. Form and Timing of Payment.

(a) The Company shall pay four business days following the [                    ], vesting date set forth in section 2(a) above, or at such later date permitted under Code section 409A, a number of Common Shares equal to the aggregate number of Units determined to have been earned.

(b) In the event of vesting under 2(b) above due to an Employee’s death, payment shall be made two business days following death or at such later date permitted under Code section 409A.

(c) In the event of vesting under Section 2(c) above due to termination in connection with a Change in Control, payment shall be made six months following the termination or at such later date permitted under Code section 409A.

8. Compliance with Law.

No Common Shares will be delivered to Employee upon the vesting of the Units unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

9. Death of Employee.

In the event of the Employee’s death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee’s estate or beneficiary.

10. Taxes.

The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder. The Company is authorized to deduct the amount of the tax withholding from the amount payable to Employee upon settlement of the Units. The Company shall withhold from the total number of Common Shares Employee is to receive the value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate.

11. Discretionary Nature of Plan.

Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted, the payment of dividend equivalents, and vesting provisions.

12. Data Authorization.

Employee acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates, and Employee’s employer hold certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social insurance number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company, its affiliates and/or Employee’s employer will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company, its affiliates and/or Employee’s employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere, such as the United States. Employee authorizes such third party recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares of stock acquired pursuant to the Plan. This authorization is provided by Employee solely in connection with and for the purposes of implementation, administration and management of the Plan. Employee may, at any time, review Data, require any necessary amendments to it, inquire about the safety measures taken to protect the Data, or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Employee’s ability to participate in the Plan.

13. Consent to On-Line Grant and Acceptance.

Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.

14. Section 409A.

To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to comply with Code section 409A.

15. Miscellaneous.

(a) All amounts granted under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee’s interest in the amount ultimately determined to be earned shall make the Employee only a general, unsecured creditor of the Company.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder that is not covered by section 13 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Head of Executive and Domestic Compensation.

(d) Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company.

(e) This Agreement, along with the incorporated grant letter, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By	/s/
Name:
Title:

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